Tidal Trust II 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2025, relating to the financial statements and financial highlights of YieldMax Bitcoin Option Income Strategy ETF, YieldMax MSTR Option Income Strategy ETF, YieldMax Short N100 Option Income Strategy ETF, YieldMax Ultra Option Income Strategy ETF, and YieldMax Ultra Short Option Income ETF, each a series of Tidal Trust II, which are included in Form N-CSR for the year ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

February 20, 2026